Exhibit 99.2


ENRON ARRANGES $1.5 BILLION OF DEBTOR-IN-POSSESSION FINANCING

FOR IMMEDIATE RELEASE: Monday, December 3, 2001

HOUSTON - Enron Corp. (NYSE: ENE) announced today that, in connection with its Chapter 11 filings, it has arranged up to $1.5 billion of debtor-in-possession (DIP) financing. The financing, arranged by Citigroup and JP Morgan Chase, will be syndicated and is secured by substantially all of the company's assets.

Upon Court approval, which the company expects to receive shortly, $250 million of the new funding will become available on an interim basis to supplement Enron's existing capital and help the company fulfill obligations associated with operating its business, including its employee payroll and payments to vendors for goods and services provided on or after yesterday's filing.

"With this financing in place, Enron can continue to do business and move forward to implement the first steps of its reorganization. We appreciate the support of our lenders and are fully committed to meeting our obligations to our creditors as best we can," said Kenneth L. Lay, Enron chairman and CEO.

An additional $250 million will be made available to Enron as soon as the company provides the lenders with a satisfactory business plan. The $1 billion balance of the facility will be available to the company upon the satisfaction of certain conditions, including the entry of a final order and the successful completion of syndication. The remaining $1 billion balance of the facility will be used in part to repay $550 million of existing indebtedness of Transwestern Pipeline.

Enron Corp. markets electricity and natural gas, delivers energy and other physical commodities, and provides financial and risk management services to customers around the world. Enron's Internet address is www.enron.com. The stock is traded under the ticker symbol "ENE."

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, the outcome of the Chapter 11 process, the actions of the Bankruptcy Court with respect to the referenced debtor-in-possession financing, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the Company's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.